Exhibit 10.21

2010 OFFICER SHORT-TERM INCENTIVE PLAN

On February 16, 2010, the Compensation Committee of the PG&E Corporation Board of Directors (“Committee”) approved the specific performance targets for each component of the 2010 Short-Term Incentive Plan (“STIP”).  The Committee previously approved the STIP structure and the weighting of each component in December 2009.  Officers of PG&E Corporation and the Utility are eligible to receive cash incentives under the STIP based on the extent to which the adopted 2010 performance targets are met.  The Committee will continue to retain full discretion as to the determination of final officer STIP payments.

The corporate financial performance target, with a weighting of 50%, is based on PG&E Corporation’s budgeted earnings from operations that were previously approved by the Board of Directors, consistent with the basis for reporting and guidance to the financial community.  As with previous earnings performance scales, unbudgeted items impacting comparability such as changes in accounting methods, workforce restructuring, and one-time occurrences will be excluded.

The Committee also approved the 2010 performance targets for each of the five other measures set forth in the table below.  The 2009 performance results for each of these measures are included for comparative purposes.

2010 STIP Operational Performance Targets(1)

Measure	Relative Weight	2009 Results	2010 Target
Customer Satisfaction and Brand Health Index (Residential & Business)(2)	15.0%	76.8	77.7
Reliable Energy Delivery Index(3)	15.0%	1.775	1.00
Employee Survey (Premier) Index(4)	5%	66.70%	68.70%
Occupational Safety and Health Administration (OSHA) Recordable Injury Rate and Motor Vehicle Incident (MVI) Rate(5)	10%	2.382	1.0
Environmental Leadership(6)	5%	N/A	1.0

1.	As explained above, 50% of the STIP award will be based on achievement of corporate earnings from operations targets.

2.
The Customer Satisfaction and Brand Health Index is the result of a quarterly survey performed by an independent research firm, TNS Custom Research, and is a combination of a customer satisfaction score, which has a 75% weighting, as well as a brand favorability score (measuring the relative strength of the PG&E brand against a select group of companies), which has a 25% weighting.  The customer satisfaction score will measure overall satisfaction with the Utility’s operational performance in delivering its services.  The brand favorability score will measure residential, small business and medium business customer perceptions.

3.
The Reliable Energy Delivery Index is a composite index score that measures leading indicators of electric and gas reliability performance, including electric outage frequency and duration (System Average Interruption Frequency Index (SAIFI), Customer Average Interruption Duration Index (CAIDI)) and performance improvement in the resurvey of the Utility’s gas system.

4.
The Premier Survey is the primary tool used to measure employee engagement at PG&E Corporation and the Utility.  The average overall employee survey index score provides a comprehensive metric that is derived by adding the percent of favorable responses from all 40 core survey items and then dividing the total sum by 40.

5.
The Safety Index includes (1) Occupational Safety and Health Administration (OSHA) Recordable Rate, and (2) Motor Vehicle Incident (MVI) Rate.  An “OSHA Recordable”, with a 75% weighting, is an occupational (job-related) injury or illness that requires medical treatment beyond first aid, or results in work restrictions, death or loss of consciousness. The “OSHA Recordable Rate” is the number of OSHA Recordables for every 200,000 hours worked, or for approximately 100 employees.  This metric measures the percentage reduction in the PG&E Corporation’s and the Utility’s OSHA Recordable rate from the prior year and is used to monitor the effectiveness of the companies’ safety programs, which are intended to significantly reduce the number and degree of employee injuries and illnesses.  The MVI Rate, with a 25% weighting, is defined as the number of chargeable motor vehicle incidents per 1 million miles driven.  A chargeable incident is one where the Company driver could have prevented an incident, but failed to take reasonable steps to do so.  For 2010, subject to the Committee’s discretion, if there is an employee fatality that results from an accident while such employee is acting in the course and scope of his or her employment, the maximum 2010 STIP rating for the Safety performance measure shall be 1.0.  The 2009 result of 2.382 is for the OSHA Recordable Rate only.  The MVI Rate is new for 2010.

6.
Environmental compliance is measured by the (1) Notice of Violation (NOV) Rate, and (2) the Utility’s operational footprint in reducing energy and water usage, and increasing solid waste diversion.  Agency NOV rate is defined as the rate of NOVs per 100 agency inspections.   Energy reduction is measured by the percent reduction in millions of British Thermal Units for a subset of Utility facilities. Water use reduction is measured by the percentage reduction in water consumption, in gallons, for a subset of Utility facilities. Solid waste diversion is measured by the percent reduction in solid waste disposal at a subset of Utility facilities. Solid waste includes non-hazardous waste, such as glass, paper, and certain metals. The focus of this measure is to divert solid waste from landfills, primarily through increased recycling efforts.

Cash awards under the STIP may range from 40 percent to 100 percent of base salary depending on officer level, with a maximum payout of 200 percent of the officer’s targeted award, as determined by the Committee.